Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American International Industries, Inc. and Subsidiaries
Kemah, Texas

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2010, relating to the consolidated balance sheets of American International Industries, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended appearing in the Annual Report on Form 10-K.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

August 16, 2010